JUNE 21, 2005

            CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER, SENIOR FINANCIAL OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS


GENERAL

         Atlas Air Worldwide Holdings, Inc. ("Atlas" or the "Company") maintains an Employee Compliance Manual that is applicable to all of the Company's officers and employees, as well as to individuals and entities who seek to provide goods and services to Atlas, and in certain circumstances to the non-employee members of the Company's Board of Directors. The Company's Chief Executive Officer, senior financial officers and its Board of Directors (collectively, the "Covered Persons") play an important and elevated role in corporate governance at the Company. Each Covered Person shall therefore comply not only with the provisions of the Employee Compliance Manual (which sets forth standards for both business conduct and ethics) (except that the Company's non-employee members of the Board of Directors shall comply with the Employee Compliance Manual only to the extent explicitly set forth in the Employee Compliance Manual and in this Code of Ethics), but also with the provisions of this Code of Ethics. If any conflict should arise between the terms of this Code of Ethics and the Employee Compliance Manual, the terms of this Code of Ethics shall govern.

         For the purpose of this Code of Ethics, the senior financial officers of Atlas shall include the Chief Financial Officer and the Controller, or persons performing similar functions.

         This Code of Ethics is intended to be a codification of standards that is reasonably designed to deter wrongdoing and to promote:

         1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         2. Avoidance of conflicts of interest, including internal disclosure of any material transaction or relationship that reasonably could be expected to give rise to such conflict;

         3. Full, fair, accurate, timely and understandable disclosure in the reports and documents which Atlas files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Atlas;

         4. Compliance with applicable governmental laws, rules and regulations;

         5. The prompt internal reporting of violations of this Code of Ethics; and

         6.       Accountability for adherence to this Code of Ethics.

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HONEST AND ETHICAL CONDUCT

         Each Covered Person shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Covered Persons are expected to act in accordance with the highest of standards, thereby setting an example for other officers and employees of the Company. Each Covered Person shall comply with each provision of the Employee Compliance Manual (except that the Company's non-employee members of the Board of Directors shall comply with the Employee Compliance Manual only to the extent explicitly set forth in the Employee Compliance Manual and in this Code of Ethics).

AVOIDANCE OF CONFLICTS OF INTEREST

         Covered Persons shall be free from the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties. They are expected to deal with suppliers, customers, contractors and all others doing business with Atlas on the sole basis of what is in the best interest of Atlas, without favor or preference to third parties based on personal considerations. Each Covered Person shall comply with the provisions under the heading "Conflict of Interest/Outside Activities" in the Employee Compliance Manual. In addition, the following guidelines should be followed:

         1. Covered Persons should communicate any potential or actual conflict of interest (however immaterial) to the Chairman of the Audit and Governance Committee of the Board of Directors, so that an objective, third-party review can be made of the matter.

         2. Subject to the Audit and Governance Committee Charter with respect to the Board of Directors, Covered Persons who render service with or without compensation to any person or group doing or seeking to do business with the Company, and Covered Persons who have (or have close relatives (i.e., parent, spouse, child or sibling) who have) a financial or other personal interest in any organization doing or seeking to do business with the Company, must clear this matter in writing with the Chairman of the Audit and Governance Committee of the Board of Directors.

         3. Any lease or rental of any kind of facilities or equipment to the Company, or to any other company or individual dealing with the Company as a contractor or supplier, by a Covered Person (or a Covered Person's close relative as defined above) must be disclosed in writing to the Chairman of the Audit and Governance Committee of the Board of Directors.

         4. No Covered Person shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company, except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

         5. No Covered Person shall do business with a close relative (as defined above) on behalf of Atlas, unless expressly authorized in writing by the

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                  Chairman of the Audit and Governance Committee of the Board of
                  Directors after the relationship has been disclosed.

         6. Prior approval by the Chairman of the Audit and Governance Committee is required before a Covered Person (a) (other than a non-employee member of the Board of Directors) accepts a position as an officer or director of a "for profit" corporation, or (b) becomes a member of a business partnership or other entity that may compromise the Covered Person's service to Atlas.

         7. Covered Persons who seek elective or appointed public offices, as well as membership on public boards or commissions, may encounter situations that have the potential for conflict of interest. Covered Persons who serve in public bodies should disqualify themselves from actions that represent, or may appear to represent, a conflict of interest between their role as an employee or member of the Board of Directors of the Company and their role in the public body. Covered Persons who serve in these capacities shall notify the Chairman of the Audit and Governance Committee of the Board of Directors of their appointment or election when it occurs.

PUBLIC DISCLOSURES

         Each Covered Person shall act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Atlas files with, or submits to, the SEC and in other public communications made by Atlas. Each Covered Person shall comply with the provisions under the headings "Financial Controls" and "Kickback, Rebates and Improper Payments" in the Employee Compliance Manual.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Each Covered Person shall comply with all governmental laws, rules and regulations that are applicable to Atlas and to each such Covered Person (in his or her capacity as an employee or member of the Board of Directors, as applicable, of Atlas). Such compliance shall be more than following the letter of the law; compliance with the spirit of the law shall be each Covered Person's goal. In connection with issues concerning such compliance, each Covered Person (subject to the Company's Board Efficiencies and Protocols with respect to the Board of Directors) may consult with appropriate legal counsel or other outside advisors (such as the Company's independent outside auditors) on such questions as he or she deems appropriate.

REPORTING OF VIOLATIONS OF THE CODE

         Each Covered Person shall comply with the following guidelines, including promptly reporting any violations of this Code of Ethics in accordance with the procedures set forth below:

         1. Once a year, each Covered Person shall certify to the Board of Directors that he or she has followed this Code of Ethics and knows of no deviations

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                  from such Code by any other Covered Person, or shall give
                  specific details of any such deviation.

         2. Covered Persons shall disclose to the Chairman of the Audit and Governance Committee of the Board of Directors and the Chair of the Company's Disclosure Committee any matter in which they are or may become involved, which in their opinion violates, may violate, or even appear to violate the intent of the Code of Ethics.

         3. In addition to the disclosures set forth in the immediately preceding paragraph, all Covered Persons shall promptly report violations of this Code of Ethics by other Covered Persons of which they have knowledge to the Chairman of the Audit and Governance Committee of the Board of Directors and the Chair of the Company's Disclosure Committee. The Company will not retaliate, and will ensure that no employee retaliates, for any report made hereunder in good faith.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

         Atlas and its Board of Directors expect that each of the Covered Persons will comply with all of the terms of this Code of Ethics. The Board of Directors shall determine what, if any, consequences should result from a violation of this Code of Ethics by any Covered Person. Such consequences may include a reduction in compensation, a reassignment of responsibilities, a loss of such Covered Person's current office or dismissal from the Company. In making its determination, the Board of Directors may take into account all relevant factors, including the type and severity of violation.

AMENDMENTS AND WAIVERS OF THE CODE

         Amendments and waivers of this Code of Ethics shall be subject to the following guidelines:

         1. An amendment of this Code of Ethics may be made at any time by the Board of Directors of Atlas. The Chair of the Company's Disclosure Committee shall be immediately notified of any such amendment.

         2. A grant of a waiver of the provisions of this Code of Ethics to any particular Covered Person may only be made by the Board of Directors or the Audit and Governance Committee of the Board of Directors. The Chair of the Company's Disclosure Committee shall be immediately notified of any such waiver.

         3. If a Covered Person believes that application of this Code of Ethics would be inappropriate or detrimental to the Company in a particular instance, a request for an exception may be made to the Chairman of the Audit and Governance Committee of the Board of Directors.

         4. Atlas shall make a public disclosure of any such amendment to, or waiver of, this Code of Ethics by posting such information on the Company website within four business days of the date of amendment or waiver, provided that the Company shall have disclosed in its most recently filed

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                  annual report its Internet address and intention to provide the required disclosure in this manner. Any information so posted must remain on the Company website for at least 12 months. As an alternative, Atlas may make public disclosure of any such amendment or waiver by filing a Report on Form 8-K with the SEC within four business days of the amendment or waiver.

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